Exhibit 10.11

AGREEMENT FOR SUPPLY OF PRODUCTS

BETWEEN

Energreen Nutrition Australia Pty. Ltd. 089 953 560 of 2/100 Park Road, Slacks Creek, Select state, 4127 (“Supplier”).

AND

Cootamundra Oilseeds Pty. Ltd. 002 200 580 of 2/100 Park Road, Slacks Creek, Select state, 4127 (“the Company”)

WHEREAS

(A)	The Supplier is a supplier of canola seed to the Company.

(B)	The Company wishes to purchase products from the Supplier on the terms and conditions contained in this Agreement.

AS AGREED

1.	Interpretation

(a)	In this Agreement the following words will have the meanings assigned to them in this clause, except where inconsistent with the context.

“Agreement” means this agreement including any schedules or annexures and as varied from time to time;

“Business Day” means a standard business day in New South Wales, Australia;

“Commencement Date” means 22 June 2022;

“Order” means an order placed by the Company with the Supplier for the Products;

“Parties” means the parties to this Agreement and their respective successors and permitted assigns, and Party means any one of them;

“Price” means the means the price list for the Products set out in Schedule 1;

“Products” means the products described in Schedule 1;

“Review Period” means three consecutive months; and

“Sustainability Activities” means the use or identification of products and/or services which have a lower impact on the environment or support corporate social responsibility while maintaining quality, functionality and cost competitiveness;

“Sustainability Report” means a report which sets out goals, targets and actions in relation to Sustainability Activities which may include:

(i)	reducing hazardous materials in products and services;

(ii)	providing a safe workplace for employees;

(iii)	reducing waste; and

(iv)	promoting a diverse and inclusive workplace.

(b)	In this Agreement, unless the context otherwise requires:

(i)	a reference to any document (including this Agreement) is to that document as varied, novated, ratified or replaced from time to time;

(ii)	words in the singular include the plural and vice versa and words in one gender include any other gender;

(iii)	a reference to a statute or to any statutory provision includes any statutory modification or re-enactment of it or any statutory provision substituted for it, and all ordinances, by-laws, regulations, rules and statutory (however described) issued under it;

(iv)	a reference to any party includes its successors in title and permitted assigns, a reference to a “person” includes any individual firm, body corporate, association or partnership, government or state (whether having a separate legal personality), and a reference to a clause is to a clause of this Agreement;

(v)	the heading of clauses is for convenience only and will not affect the interpretation of this Agreement;

(vi)	any undertaking under this Agreement not to do any act or thing will be deemed to include an undertaking not to permit or suffer the doing of that act or things;

(vii)	a reference to “$” or “dollar” is to the lawful currency of Australia; and

(viii)	the word “includes” in any form is not a word of limitation

2.	Term of Agreement

(a)	The Agreement commences on the Commencement Date and, unless extended or terminated earlier in the manner set out in this Agreement will continue for a period of 12 months (Initial Term).

(b)	The Company may at its sole discretion renew this Agreement for a further 12-month term by providing the Supplier with notification in writing no later than 30 days prior to the expiry of the Initial Term.

(c)	If the Agreement is renewed for an extended term, with the exception of the Price which may be the subject of further negotiation between the parties, the terms and conditions of this Agreement apply to any extended term.

3.	Placement of Orders and Supply of Products

(a)	The Company may from time-to-time place Orders with the Supplier setting out the requirements for the Order, including the date for delivery and the delivery address.

(b)	Following receipt of each Order, the Supplier will:

(i)	supply the Orders;

(ii)	abide by all laws, rules and regulations that apply the performance of its obligations under this Agreement;

(iii)	use all reasonable skill and diligence in accordance with best industry practices; and

(iv)	comply with all of the Company’s relevant policies in performing its obligations under this Agreement, including but not limited to, the Company’s Ethics and Compliance Standards for Suppliers, a copy of which is attached as Schedule 3 to this Agreement.

(c)	The Company is under no obligation or requirement to place Orders for any minimum quantity of Product during the term of the Agreement.

4.	Risk and delivery

(a)	Title to and risk in the Products will pass to the Company only after the Company has accepted the Products.

(b)	Products purchased are subject to the Company’s reasonable inspection, testing, and approval at the delivery point nominated in an Order.

(c)	The Company may reject the Products, even after they have been accepted, if they are defective or are not in accordance with the Company’s specifications or do not meet the requirements under the Order (“Rejected Products”).

(d)	Rejected Products will be held entirely at the risk of the Supplier:

(i)	Rejected Products must be removed by and at the expense of the Supplier within 5 Business Days of the Supplier being notified of the rejection; and

(ii)	If the Supplier fails to remove the Products in the relevant time frame, then the Company may do so at the Supplier’s cost.

(e)	As soon as the Supplier is aware that it will be unable to fulfil an Order or meet the delivery date set out in an Order, the Supplier must notify the Company in writing of the date that it will be able to fulfil the Order or deliver the Order for the Product. Except where the delay in delivery is caused or contributed to by the Company, if the new date for delivery is unacceptable to the Company, the Company may in its sole discretion:

(i)	terminate the Order; or

(ii)	purchase the Product in substitution for the Order from an alternate supplier and any reasonable expense incurred by the Company in the acquisition of such alternative Product which is more than the Price payable under this Agreement for such Product will be payable by the Supplier.

(f)	The Company will not be liable to the Supplier for any cost, loss or expense incurred by the Supplier due to the Company exercising its rights under clause 4 (e).

5.	Price and Payment

(a)	The Supplier must provide the Company with a valid tax invoice for each Order detailing the Products supplied, the Price and the GST component in accordance with clause 6.

(b)	Following acceptance of the Order, the Company will pay the Supplier within 30 days from the date it receives a valid tax invoice.

(c)	The Company will notify the Supplier if there is an error in the tax invoice, or if it disputes some of the charges. Notwithstanding this, the Company may withhold payment of any disputed portion of the invoice pending resolution of the dispute but remains obligated to pay the remaining balance of the tax invoice on time in accordance with clause 5 (b).

(d)	The Company is entitled to set off any amount the Supplier owes the Company under this Agreement.

(e)	The Price must remain fixed and firm and no variation increasing the Prices will be accepted during the Initial Term of this Agreement or any extended term without the prior written approval of the Company.

(f)	Notwithstanding clause 5 (e) the Company may, at its discretion, at any time during this Agreement, conduct benchmarking exercises to compare the Prices the Supplier has been charging, with other suppliers who supply similar Products during a similar period. The Supplier must provide the Company with all reasonable assistance with regard to the benchmarking exercise. Where the benchmarking exercise demonstrates that the Supplier’s Prices under this Agreement is not competitive, the Supplier and the Company will agree to vary the prices to reflect a competitive position.

(g)	All other costs, charges, fees and expenses for or arising out of or in connection with the supply of Products under this Agreement must be paid by the Supplier, including all costs involved in the packaging, handling, storage insurances and any other expenses unless otherwise stated and mutually agreed. The cost of freight and delivery is included in the Price.

6.	GST

(a)	Terms used in this clause 6 have the same meaning as those terms in A New Tax System (Goods and Services Tax) Act 1999 (CT).

(b)	If the supply of Products under this Agreement is subject to GST, the Company must pay the Supplier the price plus an amount equal to the GST payable on the supply (unless the price is expressly stated as being inclusive of GST).

(c)	The Company must pay the additional amount payable under clause 6 (b) on the same date as the price is payable provided that no payment is required under this clause or clause 6 (b) until the Supplier has issued the Company with a tax invoice in respect of the relevant supply.

(d)	The Supplier must issue a tax invoice in the format required by the Company and the law to the Company for the supply. The tax invoice must set out the amount of the GST payable by the Company.

(e)	The Supplier warrants that it is registered with an Australian Business Number and for GST purposes at each time a taxable supply is made.

(f)	The Supplier indemnifies the Company for any loss it suffers because of the Supplier not being registered for GST and/or Australian Business Number purposes. On request by the Company the Supplier must produce evidence that it is so registered.

7.	Warranty

(a)	The Supplier warrants that all Products supplied to the Company:

(i)	are new;

(ii)	are of merchantable quality;

(iii)	are free from defects;

(iv)	are fit for their intended purpose;

(v)	are of good material and workmanship;

(vi)	in quality and in manufacturing process, comply with all relevant standards adopted by such bodies as the Australian Standards Association and with any requirements of the Commonwealth, State or Territory and local government authorities;

(vii)	have been manufactured in accordance with cGMP;

(viii)	meet the needs of the Company as set out in the Company’s tender for the provision of

(b)	The Supplier warrants that it has clear title to the Products and that the Products are delivered free of liens or encumbrances.

(c)	The Supplier’s Products come with guarantees that cannot be excluded under the Australian Consumer Law. You are also entitled to have the goods repaired or replaced if the goods fail to be of acceptable quality and the failure does not amount to a major failure.

(d)	The Supplier warrants that it and its employees will comply with the Company’s Ethics and Compliance Standards for Suppliers, site safety and security rules, and any other rules that may be provided by the Company from time to time, as appropriate.

(e)	The warranties in this Agreement and other warranties as may be prescribed by law will extend to the Company, its successors and assigns and will run through to any expiration date on the Products, or if no expiration date is stated, then for a period of twelve (12) months after delivery of the Products to the Company.

8.	Insurance policies

(a)	The Supplier must effect and maintain appropriate and adequate insurance for:

(i)	public and product liability which must be drawn in terms acceptable to

(ii)	The Company, covering a sum of not less than $10 million for each insured event;

(iii)	loss or destruction (at full replacement cost) of the Product relating to this Agreement and retained in the Supplier’s possession, or whilst in transit;

(iv)	workers compensation in respect of its employees engaged in performing its obligations under this Agreement to cover its potential liability at common law and pursuant to all applicable workers compensation legislation or regulations in each State/Territory; and

(v)	any other insurance required by law or reasonably required by the Company.

(b)	The Supplier must provide to the Company a copy of a certificate of currency in respect of any of the above insurances within 7 days of a request by the Company.

9.	Indemnity

(a)	The Supplier indemnifies and releases the Company against any claims, loss, damage, cost (including legal costs), expense or liability arising out of:

(i)	any breach of any warranty or obligation under this Agreement;

(ii)	any wilful or negligent act or omission of the Supplier or any of its officers, employees or, agents in relation to the performance of its obligations under this Agreement; and

(iii)	any breach of any third party’s rights, including in respect of any claim that the Product infringe, or their importation infringes the patent, copyright, design right, trade mark or other intellectual property rights of any other person anywhere in the world, except, to the extent caused or contributed to by any negligent act or omission of the Company, its officers, employees and agents.

10.	Confidential Information

(a)	Neither Party will use information contained in this Agreement, exchanged in prior negotiations or any tender process for any purpose not contemplated by this Agreement. Each Party must, and must ensure that its employees, agents and subcontractors who need such access to perform their duties, receive this information under obligations of confidentiality.

(b)	Clause 10 (a) does not apply to the extent that:

(i)	either Party is required by law to disclose the information;

(ii)	the information is public knowledge (and has not become public knowledge because of either party’s breach of confidentiality); or

(iii)	the information was independently created by a Party (and that Party has evidence in writing that the information falls within this exception).

11.	KPIs and reporting

(a)	Each party will appoint a representative to liaise with the other for the term of this Agreement. Each party may at any time appoint a new representative and will notify the other party in writing within 7 days of the appointment.

(b)	The Parties will agree on KPIs and their method of calculation to be applied in the supply of the Products. The Company will measure the Supplier’s achievement of the KPIs at the end of every Review Period, or such other period as the Company may reasonably determine. Following the Company’s measurement of KPIs, acting reasonably, it will communicate to the Supplier details of how the Company has assessed the Supplier’s achievement of KPIs and whether the Company has identified opportunities for improved performance of KPIs.

(c)	The Supplier must meet or exceed the KPIs and the Supplier acknowledges and agrees that the Supplier’s achievement of the KPIs is an essential term of this Agreement and the Supplier’s failure to achieve the KPIs in any Review Period will constitute a breach of this Agreement.

(d)	If the Company is not reasonably satisfied with the results of any review of KPIs, it may at its discretion issue a notice in writing to the Supplier detailing failures to achieve KPIs (“KPI Notice”). As soon as practicable following issue of the KPI Notice, the Parties’ representatives will meet to discuss the issues raised in the KPI Notice and to agree on steps to be taken by the Supplier and a timeframe to remedy the issues. The Supplier’s failure to adequately remedy the issues raised within a KPI Notice within the timeframes agreed will constitute a fundamental breach of this Agreement and will entitle the Company to terminate this Agreement in accordance with clause 16.

(e)	The representatives will meet at any time reasonably requested by the Supplier or by the Company, but at least once every Review Period, to discuss matters pertaining to this Agreement and the supply of the Products by the Supplier.

(f)	The Supplier must provide the Company with a written report for each Review Period identifying:

(i)	the performance of the Supplier against the KPIs;

(ii)	any suggested savings;

(iii)	a written Sustainability Report identifying all Sustainability Activities in which the Supplier participates during the relevant Review Period; and

(iv)	any other matters which the Company may require.

12.	Relationship

The Parties are independent contracting parties, and nothing in this Agreement will make any Party the employee, partner, agent, legal representative, trust or joint venture of the other for any purpose whatsoever, nor does it grant either Party any authority to assume or to create any obligation on behalf of or in the name of the other.

13.	Assignment

The Company may assign this Agreement or any of its rights or obligations under this Agreement without the prior written consent of the other party. For this clause, assignment will include any assignment by operation of law and change in control of a party.

14.	Dispute resolution

(a)	If any dispute or difference arises between the Parties as to:

(i)	either Party being unable to pay its debts as they fall due, become insolvent, a receiver is appointed or enters a formal arrangement with creditors; or

(ii)	either Party committing any fundamental breach of the terms of this Agreement or any other breach where the breach is not capable of being remedied;

and the dispute or difference (“Issue”) is unable to be resolved by the Parties by negotiation within ten (10) Business Days from the date one Party receives notice in writing from the other Party giving details of the Issue then either Party may require that the Issue is referred to mediation.

(b)	The costs incidental to mediation, including but not limited to mediation fees and venue fees will be divided equally between the Parties. Notwithstanding this, each Party will bear its own legal costs incidental to the mediation, including costs between solicitor and the Company and costs of any experts a Party may elect to engage.

(c)	Nothing in this clause 14 will prevent a Party from seeking interlocutory relief from a court of appropriate jurisdiction.

15.	Costs

Each party will bear their own respective legal costs (as between solicitor and client) of and incidental to the negotiation, any variation and execution of this Agreement, and the enforcement or attempted enforcement of respective rights, remedies and powers under this Agreement, including referral of any Issue under this Agreement to mediation.

16.	Termination

(a)	The Company may terminate this Agreement without cause with 90 days’ written notice.

(b)	The Company may terminate this Agreement immediately with written notice to the

Supplier if:

(i)	the Supplier commits a fundamental breach of any of its obligations under this Agreement, and such breach is not remedied (if capable of remedy) within 7 days of notice in writing from the Company requiring that such breach be remedied;

(ii)	the Supplier is in breach of any of its obligations under this Agreement, which breach is not a fundamental breach and such breach is capable of being remedied and has not been remedied within 30 days of notice in writing from the Company requiring that such breach be remedied;

(iii)	for any reason the Supplier is no longer able to perform its obligations under this Agreement;

(iv)	the Supplier becomes insolvent or goes into administration, receivership or liquidation or enters into any arrangement or composition with its creditors or any action is taken for the appointment of an administrator or official manager or receiver of the assets of the Supplier; or

(v)	the Supplier ceases or threatens to cease carrying on business.

(c)	The Supplier may terminate this Agreement on immediately on written notice to The Company if:

(i)	The Company fails to pay or dispute any tax invoice in accordance with clause 5 and;

(ii)	fails to remedy such breach within 60 days of a notice from the Supplier requiring the Company to remedy the same and stipulating that the Company is in breach of this Agreement; or

(iii)	The Company becomes insolvent or goes into administration, receivership or liquidation or enters into any arrangement or composition with its creditors or any action is taken for the appointment of an administrator or official manager or receiver of the assets of the Company.

(d)	Termination of this Agreement is without prejudice to any accrued rights of either party as at the date of termination.

(e)	Upon termination of this Agreement for any reason whatsoever, the Supplier must immediately return all of the Company’s property.

17.	Entire Agreement

This Agreement constitutes the entire agreement between the Parties concerning the subject matter of this Agreement and supersedes all prior negotiations, arrangements, agreements and understandings, either oral or written, between the Parties.

18.	Variation

This Agreement may be modified only in writing, signed by the authorized signatories of each Party.

19.	Governing Law and Jurisdiction

This Agreement is governed by the laws of the State of Queensland and the Commonwealth of Australia. Each Party submits to the exclusive jurisdiction of the courts of Queensland.

20.	Partial Invalidity

In the event of the invalidity of any part or provision of this Agreement such invalidity must not affect the enforceability of any other part or provision of this Agreement.

21.	Survival

Clauses 7 (Warranty), 8 (Insurance policies), 9 (Indemnity), 10 (Confidential Information), 14 Dispute Resolution, 24 (Notices) and clause 21 (Survival) survive the expiration and termination of this Agreement.

22.	Waiver

A Party’s failure to exercise or delay in exercising a right or power does not operate as a waiver of that right or power and does not preclude the future exercise of that right or power.

23.	Counterparts

This Agreement may be executed in counterparts.

24.	Notices

(a)	Notices must be in writing. A notice may be delivered to a party by hand, by pre-paid ordinary post, or by facsimile to that party’s address shown in this Agreement or to the alternate address notified to the party giving the notice.

A notice will be taken to be duly given and received:

(i)	if delivered by hand, when delivered;

(ii)	if delivered by pre-paid ordinary post, on the second business day after posting; and

(iii)	if delivered by facsimile, upon completion of transmission and receipt by the sender of the appropriate transmission report.

Executed as an agreement on 8th May 2022

Executed for Energreen Nutrition Australia Pty

Ltd. by its authorised representative:

/s/ Bob Wu
Signature

Bob Wu, Financial Controller
Name and Title

Executed for Cootamundra Oilseeds
Pty. Ltd. by its authorised representative:

/s/ Gary Seaton
Signature

Gary Seaton, Founder/Managing Director
Name and Title

Schedule 1

Statement of Work

Services:

The supplier will supply canola seed as the Company requires in arm length term. The supplier is also to provide contract administration, execution and delivery, and risk management service in terms of commodity procurement over the contract periods of 3 years since the commencement date.

Specific Tasks/Milestones with scheduled completion dates:

The supplier will supply approximately 50% of the seed procurement for the Company over the contract periods of 3 years since the commencement date.

Hours of work:

N/A

Fees:

AUD8 per Metric ton for the oilseeds purchased by the supplier on behalf of the Company.

Payment Schedule:

30 days after the invoice issued date